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                                                                                          ---------------------------
                                                                                          OMB APPROVAL
                                                                                          ---------------------------
                                                                                          OMB Number 3235-0167
                                               UNITED STATES                              Expires: September 30, 1998
                                   SECURITIES AND EXCHANGE COMMISSION                     Estimated average burden
                                         WASHINGTON, D.C. 20549                           hours per response.....1.50
                                                                                          ---------------------------

                                                  FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF
     1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                                   Commission File Number 333-31681
                                                                                          ---------------------------

                            Atlas-Energy for the Nineties-Public #6 Ltd.
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                               (Exact name of registrant as specified in its charter)


                   311 Rouser Road, Moon Township, Pennsylvania 15108             (412) 262-2830
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                                     Units (1)
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                              (Title of each class of securities covered by this Form)


                                                   Not Applicable
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)   [ ]                               Rule 12h-3(b)(1)(i)  [ ]
               Rule 12g-4(a)(1)(ii)  [ ]                               Rule 12h-3(b)(1)(ii) [X]
               Rule 12g-4(a)(2)(i)   [ ]                               Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(ii)  [ ]                               Rule 12h-3(b)(2)(ii) [ ]
                                                                       Rule 15d-6           [ ]

     Approximate number of holders of record as of the certification or notice date: 393
                                                                                     --------------------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934 Atlas-Energy for the Nineties-Public #6
Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                                Atlas Resources, Inc., Managing General Partner

Date: March 12, 2001                            By: /s/ William R. Seiler
      ---------------------------               ---------------------------------------------------------------------
                                                William R. Seiler, Controller and Assistant Secretary

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the
Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

(1) Units means the limited partner interests and the investor general partner interests offered to participants in the partnership.

                          POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFOR-
                          MATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS
SEC 2069 (3-99)           THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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